Exhibit 99.1

March 22, 2017

Liberty Broadband Corporation to Hold Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (Nasdaq: LBRDA,  LBRDK)  will be holding its Annual Meeting of Stockholders on Wednesday,  May 24, 2017 at approximately 8:30 a.m. E.D.T. at the Atlanta Braves Headquarters, 755 Battery Avenue, Atlanta, GA 30339.  The record date for the meeting is 5:00 p.m., New York City time, on April 3, 2017.  The annual meeting will not be webcast.

About Liberty Broadband Corporation

Liberty Broadband Corporation’s (Nasdaq: LBRDA, LBRDK) businesses consist of its interest in Charter Communications and its subsidiary Skyhook (formerly TruePosition).

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation